                                  Exhibit 11

                             Roslyn Bancorp, Inc.
                Statement re: Computation of Per Share Earnings
               (In thousands, except share and per share amounts)



                                                Three
                                               Months
                                                Ended
                                               March 31,
                                                 1997
                                             ------------
Net income                                   $     2,464
                                              -----------

Weighted average common shares
 outstanding                                  40,708,683

Common stock equivalents due to
 dilutive effect of stock options                      -
                                              -----------

Total weighted average common shares
 and equivalents outstanding                  40,708,683
                                              ===========

Primary earnings per common and common
 share equivalents                           $      0.06
                                              ===========

Total weighted average common shares
 and equivalents outstanding                  40,708,683

Additional dilutive shares using ending
 period market value versus
  average market value for the period
  when utilizing the treasury
  stock method regarding stock options                 -
                                              -----------

Total shares for fully dilutive
 earnings per share                           40,708,683
                                              ===========
Fully dilutive earnings per
 common and common share equivalents         $      0.06
                                              ===========


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